Exhibit 99.1

Parataxis Holdings LLC Announces Definitive Agreement with Bridge Biotherapeutics, Inc. (KOSDAQ: 288330), to Bring Institutionally-Backed, Bitcoin Treasury Company to the South Korean Public Markets:

SEOUL and NEW YORK – June 20, 2025 — Parataxis Holdings LLC ("Parataxis Holdings"), an affiliate of Parataxis Capital Management LLC ("Parataxis Capital" or "PCM"), through Parataxis Korea Fund I LLC and affiliates, has entered into a definitive agreement with Bridge Biotherapeutics, Inc. ("Bridge Bio" or the "Company") to invest KRW 25 billion which would provide Parataxis Holdings a controlling interest in the Company (the "Transaction"). Following the closing of the Transaction, the Company intends to change its corporate name to Parataxis Korea and remain listed on the KOSDAQ. The Transaction is subject to customary closing conditions, including approval by the Company's shareholders.

The Transaction would result in the creation of a Bitcoin-native treasury platform in the South Korean public markets that is anchored by institutional investors with significant experience in digital asset investments. As part of the Transaction, Edward Chin, Founder and CEO of Parataxis Holdings, and Co-Founder & CEO of Parataxis Capital, will be joining the Board of Directors of the Company. Andrew Kim, Partner at Parataxis Capital, will assume the role of CEO of the Company and will also join the Board of Directors. James Jungkue Lee, Co-founder of Bridge Bio will continue to lead the core biotech business and serve on the Company's Board of Directors.

"Inspired by the growing interest in BTC treasury strategies seen in companies like Strategy in the US and Metaplanet in Japan, we believe institutional interest in this space is increasing globally. We see South Korea as an important market in the evolution of BTC adoption. Our intent is to support institutional access to BTC exposure while emphasizing sound corporate governance and disciplined capital management," said Andrew Kim.

"We are incredibly excited to create the first BTC treasury company in South Korea backed by an institutional-grade platform. Given the strategic nature of BTC on the global stage and its finite supply, we believe that building and growing a company like Parataxis Korea and accumulating a BTC treasury will benefit our shareholders as well as the country over the long run," said Edward Chin of Parataxis Holdings.

Along with the contemplated Transaction, Parataxis Holdings is closing another fund with substantially the same strategy, and is in the process of launching additional fund vehicles.

Parataxis Holdings expects to announce additional details regarding the Transaction after conducting a shareholder meeting expected in August. Shin & Kim LLC, is acting as legal advisor to Parataxis Korea Fund I LLC in the Transaction. Deloitte is acting as financial advisor to Parataxis Korea Fund I LLC in the Transaction.

About Parataxis Capital Management and Parataxis Holdings

Parataxis Capital Management is a multi-strategy investment firm focused on the digital asset sector. PCM was founded in 2019 and manages multiple comingled hedge fund vehicles and provides sub-advisory services for institutional allocators, family offices, fund-of-funds and high-net worth individuals. Parataxis Holdings is an affiliate of PCM and focused on BTC treasury and other digital asset investment opportunities. Both firms are headquartered in New York City.

About Bridge Biotherapeutics

Bridge Biotherapeutics, Inc. is a clinical stage biotech company engaged in the development and commercialization of therapeutics for the treatment of ulcerative colitis, fibrotic diseases, and cancers worldwide. The Company was founded in 2015 and was listed on the KOSDAQ in 2019. Bridge Bio is headquartered in Seongnam, South Korea.

Forward-Looking Statements:

This press release contains forward-looking statements, including but not limited to those relating to the proposed transaction, potential business combination, and the anticipated use of proceeds. These statements are based on current expectations and projections and are subject to risks and uncertainties that could cause actual results to differ materially. There is no assurance that the transaction described herein will be completed as contemplated, or at all. The Company assumes no obligation to revise or update any forward-looking statements after the date of this release, except as required by applicable law.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction, and should not be interpreted as investment advice or a recommendation regarding any investment decision. Investing involves inherent risks, including the potential loss of principal. Any investment decision must be made solely at the discretion and responsibility of the investor. No representation or warranty, express or implied, is made by the Company with respect to the accuracy of any information contained herein or the achievement of any investment returns or financial results.

Media Contacts:

Parataxis: ir@parataxis.com

Bridge Bio: comm@bridgebiorx.com

KPR: river@kpr.co.kr